MIRATI THERAPEUTICS REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS AND RECENT BUSINESS HIGHLIGHTS

SAN DIEGO - November 4, 2020 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the third quarter ended September 30, 2020 and recent business highlights.

“The third quarter was notable for significant progress and we have begun the fourth quarter with positive momentum. At the 32nd EORTC-NCI-AACR Symposium on Molecular Targets and Therapeutics last week, we presented preliminary adagrasib (MRTX849) data across multiple tumors, which highlighted the potential for this exciting and differentiated program. We have completed enrollment in our Phase 2 potentially registration-enabling monotherapy trial in 2nd or 3rd line non-small cell lung cancer patients, which will enable our anticipated NDA filing to the FDA for accelerated approval in the second half of 2021.” said Dr. Charles M. Baum, President and Chief Executive Officer at Mirati Therapeutics, Inc. “We presented the first preclinical data for MRTX1133, a potentially first in class, potent, selective and reversible inhibitor of KRAS G12D in both its active and inactive states. MRTX1133 demonstrated significant tumor regression in several preclinical tumor models, and we anticipate filing an IND in the first half of 2021. Our recent public offering provides the resources to accelerate and expand development across our pipeline, including sitravatinib, adagrasib, MRTX1133 and discovery programs, as we continue to build our organization, prepare for commercialization and strive to bring novel therapies to cancer patients and their families.”

RECENT CORPORATE UPDATES:

Adagrasib (MRTX849, KRAS G12C Selective Inhibitor)

•Presented preliminary updated data in non-small cell lung cancer (NSCLC), colorectal cancer (CRC) and other solid tumors at the EORTC-NCI-AACR virtual conference
•Completed enrollment in the single-agent Phase 2 registrational arm in 2nd or 3rd line therapy in NSCLC
•Announced clinical collaboration with Boehringer Ingelheim to study BI 1701963, a SOS1::pan-KRAS inhibitor, in combination with adagrasib

MRTX1133 (KRAS G12D Selective Inhibitor)

•Reported initial preclinical data demonstrating significant tumor regression in several tumor models

Sitravatinib

•Presented updated clinical results from Phase 2 clinical trial evaluating sitravatinib in combination with nivolumab (OPDIVO®) in patients with advanced or metastatic urothelial carcinoma at the ESMO Virtual Congress
•Enrollment is on-going in the Phase 3 SAPPHIRE clinical trial in combination with nivolumab (OPDIVO®) in 2nd or 3rd line NSCLC patients

Operational Update

•Ended the third quarter with $579.1 million in cash, cash equivalents, and short-term investments and, in addition, strengthened our balance sheet by completing a public offering of common stock on October 30, 2020 that provided estimated net proceeds of $879.7 million

Financial Results for the Third Quarter 2020

License and collaboration revenues for the three months ended September 30, 2020, were $11.4 million, and relate to a license agreement with ORIC Pharmaceuticals, Inc. (“ORIC”) pursuant to which the Company granted to ORIC an exclusive, worldwide license to develop and commercialize the Company’s allosteric polycomb repressive complex 2 (PRC2) inhibitors for all indications. License and collaboration revenues for the nine months ended September 30, 2020 were $11.7 million and related primarily to the ORIC license transfer described above, as well as $0.3 million related to the manufacturing supply services agreement with BeiGene. License and collaboration revenues for the three and nine months ended September 30, 2019 were $1.0 million and $2.8 million, respectively, and relate to the manufacturing supply services agreement with BeiGene.

Research and development expenses for the third quarter of 2020 were $79.9 million, compared to $47.4 million for the same period in 2019. Research and development expenses for the nine months ended September 30, 2020 were $216.6 million, compared to $119.9 million for the same period in 2019. The increase in research and development expenses is due to an increase in expense associated with the development of adagrasib (MRTX849), MRTX1133, and other preclinical and early discovery activities, as well as an increase in salaries and related expense, including an increase in share-based compensation expense. The Company recognized research and development-related share-based compensation expenses of $12.6 million during the third quarter of 2020, compared to $8.6 million for the same period in 2019, and $35.9 million during the nine months ended September 30, 2020, compared to $20.4 million for the same period in 2019.

General and administrative expenses for the third quarter of 2020 were $20.2 million, compared to $10.7 million for the same period in 2019. General and administrative expenses for the nine months ended September 30, 2020 were $58.1 million, compared to $30.3 million for the same period in 2019. The increase is due primarily to an increase in share-based compensation expense and an increase in employee-related expenses and professional service expense. The Company recognized general and administrative-related share-based compensation expenses of $9.2 million during the third quarter of 2020, compared to $6.5 million for the same period in 2019, and $28.2 million during the nine months ended September 30, 2020, compared to $18.4 million for the same period in 2019.

Net loss for the third quarter of 2020 was $87.3 million, or $1.96 per share basic and diluted, compared to net loss of $54.3 million, or $1.38 per share basic and diluted for the same period in 2019. Net loss for the nine months ended September 30, 2020 was $256.9 million, or $5.87 per share basic and diluted, compared to net loss of $140.9 million, or $3.83 per share basic and diluted for the same period in 2019.

Cash, cash equivalents, and short-term investments were $579.1 million at September 30, 2020.

About Mirati Therapeutics

Mirati Therapeutics (NASDAQ: MRTX) is a San Diego-based late-stage biotechnology company relentlessly focused on translating drug discovery and research into new treatments for patients by advancing and delivering novel therapeutics that target the genetic and immunologic drivers of cancer. Mirati is advancing a novel pipeline to treat large patient populations across multiple programs and tumor types, including two programs, adagrasib and sitravatinib, in registration-enabling studies to treat non-small cell lung cancer (NSCLC).

Adagrasib is an investigational small molecule and selective KRAS G12C inhibitor in clinical development as a monotherapy and in combinations. MRTX1133 is an investigational small molecule, potent and selective KRAS G12D inhibitor in preclinical development.

Sitravatinib is an investigational spectrum-selective inhibitor of receptor tyrosine kinases (RTK) designed to enhance immune responses through the inhibition of immunosuppressive signaling. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including a Phase 3 trial of sitravatinib in combination with nivolumab in NSCLC.

For more information, visit www.mirati.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati’s goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati’s drug development pipeline, including without limitation adagrasib (MRTX849), sitravatinib and MRTX1133, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.

Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov).These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Investor Relations and Media Contact:

Temre Johnson
Mirati Therapeutics Inc.
Director, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	September 30, 2020 (unaudited)	December 31, 2019

Assets
Current assets
Cash, cash equivalents and short-term investments	$579,050	$415,050
Other current assets	16,341	9,357
Total current assets	595,391	424,407
Property and equipment, net	5,901	1,776
Long-term investment	11,400	—
Other long-term assets	7,159	6,017
Total assets	$619,851	$432,200

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$66,670	$48,082
Deferred revenue and other current liabilities	697	824
Total current liabilities	67,367	48,906
Other long-term liabilities	1,541	999
Total liabilities	68,908	49,905

Shareholders’ equity	550,943	382,295

Total liabilities and shareholders’ equity	$619,851	$432,200

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues
License and collaboration revenues	$11,424	$988	$11,690	$2,809
Total Revenue	11,424	988	11,690	2,809

Operating Expenses
Research and development	79,853	47,362	216,644	119,925
General and administrative	20,249	10,685	58,074	30,340
Total operating expenses	100,102	58,047	274,718	150,265

Loss from operations	(88,678)	(57,059)	(263,028)	(147,456)

Other income, net	1,342	2,786	6,178	6,576

Net loss	$(87,336)	$(54,273)	$(256,850)	$(140,880)

Unrealized (loss) gain on available-for-sale investments	(827)	103	568	412

Comprehensive loss	$(88,163)	$(54,170)	$(256,282)	$(140,468)

Basic and diluted net loss per share	$(1.96)	$(1.38)	$(5.87)	$(3.83)

Weighted average number of shares used in computing net loss per share, basic and diluted	44,614	39,197	43,779	36,799